Exhibit 10.4

INFORMATION SERVICES GROUP, INC.

AMENDMENT TO MANAGEMENT UNIT PURCHASE AGREEMENT

AND WARRANTS ISSUED PURSUANT THERETO

Amendment to Management Unit Purchase Agreement and Warrants Issued Pursuant Thereto (this “Amendment”) is made as of September 29, 2006, by and between Information Services Group, Inc., a Delaware corporation (the “Company”), and Oenoke Partners, LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, the Company and the Purchaser entered into that certain Management Unit Purchase Agreement (this “Original Agreement”) on August 2, 2006;

WHEREAS, the Company issued to the Purchaser, pursuant to the terms of the Original Agreement, those certain Warrants to purchase 4,687,500 shares of the Company’s common stock (the “Issued Warrants”);

WHEREAS, the Company and the Purchaser desire to amend the Original Agreement and the Issued Warrants to change the redemption price for the Issued Warrants from $0.01 to $0.001 in order to reflect the original intention of the parties;

WHEREAS, the Company and the Purchaser further desire to amend the Original Agreement to provide that the Company’s redemption right in respect of the Issued Warrants (the “Redemption Right”) may be exercised immediately at any time, with no requirement that there be a time period between the date notice is given to elect to exercise such Redemption right and the actual date of exercise of the Redemption Right; and

WHEREAS, the parties intend that the Company shall exercise its Redemption Right immediately following the execution and delivery of this Amendment.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in consideration of the promises and the mutual covenants, terms and conditions hereinafter set forth, the Original Agreement is hereby amended as follows:

1.     Section 4 of the Original Agreement. Section 4 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“4.           Redemption.

(a)           Redemption. Not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to the Effective Date, at the price of $.001 per Warrant (“Redemption Price”).

(b)           Date Fixed for Redemption. In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption (the “Redemption Date”). The Redemption Date may be any date that the Company elects, and the Company shall be entitled to exercise its redemption right immediately following its notice to the registered holders of the Warrants.

(c)           Rights of Holders of Warrants After Notice of Redemption. On and after the Redemption Date, the record holders of the Warrants shall have no further rights in respect of such Warrants, except to receive, upon surrender of the Warrants, the Redemption Price.”

2.     Issued Warrants. The last paragraph of each of the Issued Warrants is hereby amended and restated in its entirety to read as follows:

“The Company reserves the right to call the Warrant at any time prior to its exercise, with a notice of call in writing to the holders of record of the Warrant, which call may be exercised immediately following such notice.  The call price of the Warrants is to be $.001 per Warrant.  Any Warrant either not exercised or tendered back to the Company by the end of the date specified in the notice of call shall be canceled on the books of the Company and have no further value except for the $.001 call price.”

3.     Miscellaneous.

(a)           Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (iii) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party hereto at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto.

(b)           Successors and Assigns. This Amendment shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Purchaser, Purchaser’s successors, and assigns.

(c)           Governing Law; Venue. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York. The parties agree that any action brought by either party to interpret or enforce any provision of this Amendment shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business.

(d)           Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Amendment, (ii) the balance of the Amendment shall be interpreted as if such provision were so excluded and (iii) the balance of the Amendment shall be enforceable in accordance with its terms.

(e)           Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signatures on following page]

In Witness Whereof, the parties hereto have executed this Amendment as of the day and year first above written.

Information Services Group, Inc.

By:	/s/ Michael Connors
Michael Connors
Chief Executive Officer

Address: 725 Oenoke Ridge Road
New Canaan, CT 06840

Oenoke Partners, LLC

By:	/s/ Michael Connors
Michael Connors
Managing Member

Address: 725 Oenoke Ridge Road
New Canaan, CT 06840